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Filed Pursuant to Rule 424(b)(2) of the Securities Act
File No. 333-113572

Pricing Supplement dated July 7, 2004
(To Prospectus Supplement dated July 7, 2004 and Prospectus dated May 27, 2004)

CENTERPOINT PROPERTIES TRUST
MEDIUM-TERM NOTES, SERIES A 2004-1 FIXED RATE

Agents:	Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc.
Principal Amount:	$150,000,000
Price to Public (Issue Price):	99.866%
Agents' Discount:	0.600%
Proceeds to CenterPoint (after Agents' Discount):	$148,899,000
Interest Rate:	5.250% per year
Issue Date:	July 12, 2004
Maturity Date:	July 15, 2011
Interest Payment Dates:	The 15th day of each January and July, commencing January 15, 2005
CUSIP No.:	15189P AE5

        Capitalized terms used in this Pricing Supplement which are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

The date of this Pricing Supplement is July 7, 2004

Interest Calculation:
	☒	Regular Fixed Rate Note
Day Count Convention:
	☐	Actual / 360 from the period from to
	☐	Actual / Actual from the period from to
	☒	30/360
Redemption:
	☐	The notes cannot be redeemed prior to the Stated Maturity Date.
	☒	The notes may be redeemed prior to the Stated Maturity Date.
Redemption Price: The notes are redeemable, at the option of CenterPoint, prior to the Maturity Date, as described in the Prospectus Supplement, at a redemption price equal to 100% of the principal amount of the notes plus a Make-Whole Amount, as defined in the Prospectus Supplement, determined at a discount rate equal to the Treasury Yield, plus 20 basis points.
Repayment:
	☒	The notes are not subject to repayment at the option of the holder.
	☐	The notes are subject to repayment at the option of the holder.
	☐	Option Repayment Date(s):
Repayment Price: %
Currency:
Specified Currency: U.S. (If other than U.S. dollars, see attached)
Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount: ☐ Yes ☒ No
Form:	☒	Book Entry ☐	Certificated
Other:	☐	Principal ☒	Agent

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  Pricing Supplement dated July 7, 2004 (To Prospectus Supplement dated July 7, 2004 and Prospectus dated May 27, 2004)